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                        ASSISTANT SECRETARY'S CERTIFICATE

I, Ryan M. Louvar, Assistant Secretary of the streetTRACKS Series Trust (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on November 29, 2006:

RESOLVED, that Ryan Louvar and Mary Moran Zeven be, and each hereby are, authorized to execute and sign on behalf of James Ross, as President of the Trust and Gary French, Treasurer of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to a power of attorney.

In witness whereof, I have hereunto set my hand this 1st day of February, 2007.


/s/ Ryan M. Louvar
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Ryan M. Louvar
Assistant Secretary